As filed with the Securities and Exchange Commission on October 4, 2007
Registration Nos. 333-130565

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Republic Property Trust
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	20-3241867 (IRS Employer Identification No.)

13861 Sunrise Valley Drive, Suite 410, Herndon, Virginia (Address of Principal Executive Offices)	20171 (Zip Code)

Republic Property Trust 2005 Omnibus Long-Term Incentive Plan
(Full Title of the Plan)

James J. Bowes, Esquire
Secretary and General Counsel
Liberty Property Trust
500 Chesterfield Parkway
Malvern, Pennsylvania 19355
(610) 648-1700
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Justin W. Chairman, Esquire
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103-2921
(215) 963-5000

     On December 21, 2005, Republic Property Trust (the “Registrant”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement No. 333-130565) (the “Registration Statement”)registering the offer and sale of up to an aggregate of 2,500,000 common shares of beneficial interest of the Registrant, par value $0.01 per share (the “Shares”), under the Registrant’s 2005 Omnibus Long-Terms Incentive Plan (the “Plan”).

     As of the date hereof, approximately 2,203,869 of the Shares registered for offering and sale under the Registration Statement remain unsold. In accordance with the undertaking made by the Registrant in paragraph (a)(3) of Item 9 of the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw from registration all of the 2,203,869 Shares registered but remaining unsold under the Registration Statement or Plan. This Post-Effective Amendment No. 1 is being filed by the Registrant pursuant to the power conferred on the Registrant in accordance with the provisions of Rule 478 under the Securities Act of 1933, as amended.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on this 4th day of October, 2007.

LIBERTY PROPERTY TRUST (as successor by merger to REPUBLIC PROPERTY TRUST)
By:	/s/ James J. Bowes
	Name:	James J. Bowes
	Title:	Secretary and General Counsel